Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ozon Holdings PLC:

We consent to the use of our report dated September 8, 2020, except as to the capital reorganization section of Note 27, which is as of November 2, 2020, incorporated by reference herein in Ozon Holdings PLC’s Registration Statement on Form F-1 pursuant to Rule 462(b) of the Securities Act of 1933 and to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-1, as amended (No. 333-249810) and related prospectus.

Our report refers to the adoption of International Financial Reporting Standard 16, Leases.

/s/ JSC “KPMG”

Moscow, Russia

November 23, 2020